RIDER A
                         (Assignment of Contract)


     For value received, the undersigned guarantor ("Guarantor"), hereby pledges, assigns and grants to the below-named secured party, its successors and assigns ("Secured Party") a security interest in the following collateral (collectively called "Collateral"): the attached Consulting Services and Competition Agreement dated January 20, 1992, by and between Guarantor and Academy Computing Corporation ("Academy") hereinafter the "Agreement", all other related documents, instruments and general intangibles, including all guaranties thereof, (collectively with the Agreement called the "Documents"); all payments and other amounts due or to become due under the Documents and all other cash and non-cash proceeds thereof (collectively called "Revenues"); all rights under and benefits of the terms, covenants and provisions of the Documents; and all legal and other remedies available for enforcement of the terms, covenants and provisions of the Documents.

     The Collateral shall secure the payment of all obligations and indebtedness now or hereafter existing of Guarantor to Secured Party including but not limited to the obligations under that certain Continuing Guaranty dated February 6, 1996 (the "Guaranty") executed by Guarantor for the benefit of Secured Party relating to the obligations owed by Environmental Transportation Services, Inc. ("Company") to Secured Party.

     Guarantor agrees to fully perform all its obligations under the Agreement. Guarantor agrees that Secured Party does not, by this Rider A or otherwise, assume any of the obligations of Guarantor under the Agreement or other Documents. Guarantor agrees, upon the request of Secured Party, from time to time (a) to deliver to Secured Party any or all Documents, (b) to keep all Documents, other than those delivered to Secured Party, in fireproof cabinets at Guarantor's chief executive office or its principal place of business, as Secured Party may direct, and not to remove the same from such location, (c) to mark all Documents and Debtor's books of account, ledger cards and other records relating to the Collateral with a notation satisfactory to Secured Party disclosing that they are subject to Secured Party's interest, and (d) to execute and deliver to Secured Party any and all further instruments and documents, including, without limitation, separate assignments and financing statements, which Secured Party deems necessary or desirable to obtain the full benefits of the assignment, rights, interests and powers herein granted. Guarantor hereby grants to Secured Party the right (in Guarantor's name or otherwise, and without affecting Guarantor's obligations to Secured Party): to demand, receive, compromise, extend the time of payment of or give a discharge for, any and all Revenues; to endorse any checks or other instruments or orders in connection with the Revenues; and to file any claims or take such actions as institute such proceedings as Secured Party may deem necessary or advisable to protect Secured Party's interests.

     Guarantor shall have no authority to, and will not, without Secured Party's prior written consent, accept collections due under, or modify the terms or provisions of the Documents; provided, however, until Secured Party notifies Guarantor to the contrary, Guarantor may collect monies owing under the Documents as the same becomes due but not otherwise. Guarantor agrees, upon the request of Secured Party, (i) to notify Academy or any other person obligated under the documents of the interest of Secured Party or its assigns, and (ii) to direct Academy to pay all Revenues directly to Secured Party. Guarantor further agrees to forward promptly to Secured Party all notices received by Guarantor from any of the obligors under the Documents.

     Guarantor agrees and warrants that: all Documents are and shall be genuine and enforceable; the Agreement contains the entire agreement between Guarantor and Academy; if required by Secured Party, Academy shall waive all rights to any defenses, set-offs and counterclaims as against Secured Party; if required by Secured Party, Academy shall acknowledge and agree that Secured Party has no obligation to perform or fulfill any of Guarantor's obligations under the Agreement; all names, addresses, signatures, amounts and other statements and facts contained in the Documents are true and correct; there is and will be no prepayments of Revenues owing under the Agreement except as stated therein or as has been approved in writing by Secured Party; there is and has been no default under the Agreement; the Agreement and any guaranty thereof conforms to all applicable laws and regulations, and are and will be legally enforceable by Secured Party in the state(s) where Secured Party, Academy and any guarantor of Academy are located; Guarantor will comply with all of its warranties and other obligations under the Agreement; the Collateral is and will be free from all liens and encumbrances other than Secured Party's rights; the Agreement and all guaranties are and will be free from all set-offs, counterclaims and other defenses; Guarantor has caused or will promptly cause such actions or procedures to be accomplished as are permitted or required by statute or regulation to perfect interests in the Collateral, including, without limitation, filing financing statements and recording documents, and disclosing Secured Party's interest; Guarantor has the authority to grant and assign a security in the Collateral, including, without limitation, filing financing statements and recording documents, and disclosing Secured Party's interest; Guarantor has the authority to grant and assign a security interest in the Collateral in favor of Secured Party; and the copy of the Agreement which is attached hereto is a true and correct copy of the original thereof, and all other copies containing original signatures. Guarantor also agrees that, at the same time it sends to any person any notice concerning (i) a default by Academy or any other person obligated under the

Documents, (ii) termination of the Agreement; or (iii) any other matter which might affect the Academy's or any other person's obligation to pay Revenues owing under any Document, Guarantor will send a copy thereof to Secured Party at the same address to which payments are being made hereunder or at such other address as Secured Party may specify in writing.

     Secured Party shall have the right at all reasonable times and from time to time (i) to audit any and all of Guarantor's books and records, (ii) to confirm and verify the amount owing to Guarantor from the obligors under the Documents, (iii) to discuss the affairs, finance and accounts of Guarantor with, and to be advised as to the same by, its officers at such reasonable times and intervals as Secured Party may desire, and (iv) to do whatever else Secured Party may reasonably deem necessary to protect its interest.

     Any assignee of Secured Party shall have all of Secured
Party's rights hereunder, including the benefit of Guarantor's warranties.


Dated: ____________________________

SECURED PARTY: ASSOCIATES COMMERCIAL CORPORATION


By:_____________________________________________________

Title:____________________________________________________

GUARANTOR:     AMETECH, INC.


By:_____________________________________________________

Title:____________________________________________________
























ISTE:\A-C\AMETECH\10Q\696\EXHIBIT4.2